Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC WORLDWIDE REACHES AGREEMENT TO REDUCE DEBT BY $300 MILLION

DEAL CONTINGENT ON IBT RATIFICATION

OVERLAND PARK, Kan., December 23, 2013 – YRC Worldwide, Inc. (NASDAQ: YRCW) announced today that it has reached an agreement with certain holders of its Series A Convertible Notes, Series B Convertible Notes and other institutional investors that will allow it to reduce debt by approximately $300 million. In doing so, the company will meet a primary requirement (retiring at least 90% of the company’s Series A and B Convertible Notes) needed to satisfy the International Brotherhood of Teamsters’ (IBT) conditionality of ratifying the Memorandum of Understanding (MOU) proposal that is currently out for ratification by the company’s employees who are IBT members. However, the agreement will still remain contingent on getting the MOU proposal ratified by its members. The vote on the MOU is anticipated to be complete on January 8, 2014 and results will be available shortly thereafter. In addition, the debt reduction deal is contingent on getting holders of at least 90% of the $124 million of the company’s pension fund debt to amend and extend the currently outstanding note.

“The agreement is a momentous step toward delevering the company’s balance sheet, significantly improving the company’s credit profile and is expected to secure some of the best paying jobs in the LTL industry,” said James Welch, Chief Executive Officer of YRC Worldwide and President of YRC Freight. “The last two years have been a long and hard fought journey in turning around one of the largest trucking companies in America. After shedding a significant portion of our non-core assets and operations and with the help of our unionized and non-unionized employees, we have focused our attention back to what we do best – North American LTL trucking.”

Under the agreement, the investors will invest $250 million in cash for newly-issued shares of common stock of YRC Worldwide at a price of $15.00 per share. The proceeds will be used to pay off the existing 6% Convertible Notes due February 2014 and defease and/or pay off the existing Series A Convertible Notes due March 2015. In addition, holders of approximately $50 million principal amount of the existing Series B Convertible Notes due March 2015 will convert those notes to common stock at a price of $15.00 to $16.01 per share, further reducing debt. The Series B Note holders that participate in the proposed transaction will also consent to amend the indenture to remove substantially all covenants and release the collateral securing those notes. The remaining Series B Convertible Notes may continue to be outstanding until their scheduled maturity of March 31, 2015. Consummation of the agreement is subject to a number of other customary conditions as well.

“These transactions will result in a substantial reduction of our debt and will position the company to address impending maturities, including the 6% Convertible Notes due in February 2014,” said Jamie Pierson, YRC Worldwide Chief Financial Officer. “These transactions also clear the way for us to enter the senior debt markets to refinance our current term and asset- based loans at more favorable interest rates.”

“We must now focus on the upcoming ratification vote and amendment and extension of the pension note as the two final steps in completing this major debt reduction transaction and reestablishing YRCW as a leader in the LTL industry. With a positive ratification vote and an amended and extended pension fund note, the improved financial picture will allow the company to increase its investment in new tractors, trailers, technology and equally if not more importantly training and developing its people. Alternatively, if we are not successful, it would unfortunately mean some very difficult decisions for the company and its employees,” added Welch.

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Important Information about the Proposed Transaction

This news release is for informational purposes only and does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any of the securities referred to herein or therein and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. Any offer and sale of the common stock referred to herein or therein has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This news release and the Current Report on Form 8-K referenced herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about management’s expectations with respect to consummating the proposed transaction and the impact of the proposed transaction on the Company. The words “will,” “would,” “anticipate,” “expect,” “believe,” “intend” and similar expressions are intended to identify forward-looking statements. It is important to note that the proposed transaction described in this news release will be subject to a number of significant conditions, including, among other things, the ratification of the current proposal by the Company’s employees who are IBT members, the amendment and extension of the pension fund note and the satisfaction or waiver of the other conditions contained in the definitive agreements related to the proposed transaction and the lack of unexpected or adverse litigation results. The Company cannot provide you with any assurances that the conditions contained in the definitive agreements related to the proposed transaction will be satisfied or that the proposed transaction can be completed in the timeframes required under the Company’s various agreements with its stakeholders. In addition, even if the proposed transaction is completed, the Company’s future results could differ materially from any results projected in such forward-looking statements because of a number of factors, including (among others)the risk factors that are from time to time included in the Company’s reports filed with the SEC, including the Company’s reports on Form 10-K and Form 10-Q and the Company’s Current Report on Form 8-K filed on December 9, 2013.

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is the holding company for a portfolio of successful companies including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn. YRC Worldwide has one of the largest, most comprehensive less-than-truckload (LTL) networks in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide

Investor Contact:	Stephanie Fisher
913-696-6108
investor@yrcw.com

Media Contact:	Suzanne Dawson
LAK Public Relations, Inc.
212-329-1420
sdawson@lakpr.com